Exhibit 10.1

March 28, 2026

Jonathan Beaulier

Dear Jonathan,

We are excited to offer you the position of Chief Revenue Officer reporting to Sridhar Ramaswamy. You will work out of our office in Boston, Massachusetts. The anticipated effective date of your appointment is March 31, 2026 (the “Effective Date”).

Compensation and Benefits Information

Your annual salary will be $500,000 per year, less taxes, payroll deductions and withholding. Our pay frequency is bi-weekly and you will receive your paycheck every other Friday (except if Friday falls on a holiday, then payday will be the day prior). This salary will be subject to adjustment pursuant to the Snowflake’s employee compensation policies in effect from time to time. You are eligible for benefits as set forth in Snowflake’s Employee Benefits Guide.

Annual Bonus

You will be eligible to participate in the Corporate Bonus Plan (the “Bonus Plan”). Your annual incentive bonus target is $500,000. Any bonus is payable at Snowflake’s discretion based upon both Company and individual performance.

Your eligibility and compensation under this Bonus Plan will be governed under the terms of the Bonus Plan and applicable Snowflake policy, as established from time to time. The payment of any bonus (if any) and its amount will be at the absolute discretion of Snowflake. You must be actively employed by Snowflake and in good standing on the bonus payout date to be eligible to receive a bonus payment. All payouts are at management’s discretion and are not guaranteed. Snowflake reserves the right to review, amend, or replace the Bonus Plan at any time in its sole discretion.

Equity

Following the Effective Date and subject to approval by Snowflake’s Board of Directors or an authorized committee thereof (the “Board”), you will be granted a restricted stock unit award (the “RSU Award”) with respect to a number of shares of Snowflake’s Common Stock (“Common Stock” or “Shares”) equal to USD $31,500,000. The RSU Award will vest over a three-year period as follows: 8.33% of the RSU Award will vest on each Quarterly Vest Date beginning in June 2026 until your last Quarterly Vest Date, on which date all then-unvested Shares subject to the RSU Award will vest, subject in each case to your Continuous Service (as defined in the Snowflake Inc. 2020 Equity Incentive Plan, as amended from time to time (the “Plan”)) through each such date.

The number of Shares subject to the RSU Award will be calculated by dividing the intended dollar value listed above by the average daily closing price of a Share on the New York Stock Exchange for the ten (10) trading days ending on (and including) the final trading day of the month in which you sign this offer letter, rounded up to the nearest whole share. Snowflake’s “Quarterly Vest Dates” will fall within March, June, September, and December of each year.

The RSU Award will be granted under and subject to the terms of the Plan, the award agreement issued thereunder, and Snowflake’s policies in effect from time to time, all of which will control in the event of any conflict with this offer letter. Subject to the below, if your Continuous Service terminates prior to any applicable vesting date, then the unvested portion of your RSU Award, and your right to receive Shares subject to such unvested portion, will immediately terminate.

Severance

You will be eligible for severance benefits as a Tier II employee under the Snowflake Inc. Severance and Change in Control Plan.

Other Details

As required by law, your employment with Snowflake is contingent upon your providing legal proof of your identity and authorization to work in the United States.

As a condition of employment, you are also required to execute Snowflake’s standard form of Employee Proprietary Information and Inventions Assignment Agreement attached as Appendix A. This PIIA amends and restates the previous Employee Proprietary Information and Inventions Assignment Agreement entered into between you and Snowflake.

In addition, Snowflake conducts background and reference checks on all of its potential employees. Your job offer, therefore, is contingent upon clearance of such background and reference checks. Further information regarding our background check will follow your signature of this letter.

If you accept this offer, you understand and agree that your employment is “at-will” and is for no specific period of time. This means you may resign at any time, for any reason. Likewise, we can end or change our employment relationship with you, with or without cause or advance notice. This also means that Snowflake may change your position, duties, reporting relationship, work location, compensation and benefits from time to time at its discretion.

This offer letter, together with the Employee Proprietary Information and Inventions Assignment Agreement, forms the complete and exclusive statement of your employment agreement with Snowflake. It supersedes any other agreements or promises made to you by anyone, whether oral or written. Changes in your employment terms, other than those changes expressly reserved to Snowflake’s discretion in this letter, require a written modification signed by an officer of Snowflake.

You may accept this offer by signing this letter and returning them to me.

We look forward to having you join us and contribute to Snowflake’s success.

Best Regards,

/s/ Sridhar Ramaswamy
Sridhar Ramaswamy
Chief Executive Officer

Accepted:

/s/ Jonathan Beaulier March 29, 2026
Jonathan Beaulier Date

Expected Effective Date: March 31, 2026

Appendix A

[Omitted pursuant to Item 601(a)(5) of Regulation S-K]